Exhibit 99

 FIVE STAR PRODUCTS, INC. TO ACQUIRE ASSETS OF RIGHT-WAY DEALER WAREHOUSE, INC.

              ... Transaction Scheduled to Close April 13, 2007 ...

            ... Ronald Kampner, Owner of Right-Way, to join Five Star
                      as Senior Vice President of Sales ...


White Plains, New York - March 14, 2007 - Five Star Products, Inc. (OTC Bulletin
Board: FSPX.OB) today announced that it has signed a definitive agreement with Right-Way Dealer Warehouse, Inc. to acquire substantially all of Right-Way's assets (with certain exclusions including cash) and the operations of its Brooklyn Cash & Carry business pursuant to Section 363 of the Bankruptcy Code for an aggregate purchase price of approximately $5 million in cash subject to adjustment as provided in the definitive agreement. The transaction, which is subject to approval by the Bankruptcy Court for the District of Massachusetts, is scheduled to close on April 13, 2007. Both Five Star, whose annual revenues were in excess of $100 million in 2006, and Right-Way are distributors of paint sundries, home decorating and hardware products, primarily in the Northeast market. Five Star is majority owned by National Patent Development Corporation (OTC Bulletin Board: NPDV.OB). In addition to the agreement to acquire Right-Way's assets, at the closing of the asset purchase, Five Star will enter into a lease of (and a related option to purchase) a warehouse in Brooklyn, New York at which Right-Way conducts the Brooklyn Cash & Carry business. At the closing, Five Star will also enter into an employment agreement with Ron Kampner, the principal of Right-Way. Mr. Kampner will become Five Star's Senior Vice President of Sales, reporting to Bruce Sherman, CEO of Five Star's operating subsidiary. A copy of the definitive agreement will be filed with the United States Securities and Exchange Commission by the Company.

Leslie Flegel, recently appointed Chairman of Five Star, commented, "Right-Way is an excellent acquisition for Five Star and is the first step in expanding our footprint in the hardware and paint distribution business on the Eastern Seaboard. The two companies' product lines and markets complement each other in a way that should create cost savings and marketing synergies. This will result in better service for our customer base while improving profits for Five Star Products. This type of transaction has the double positive effect of allowing us to become a larger enterprise and at the same time more broad based in our offerings to our customers. Our management team also benefits from the addition of Ron Kampner who enjoys an outstanding reputation in the marketplace, and he and his experienced team are a welcome addition to the Five Star group."

Mr. Kampner commented, "Five Star and Right-Way have long been respected competitors, sharing the common value of serving the customer first. Now that we will be together, Bruce Sherman and I concur that the customer is the real winner in this deal. I look forward to working with Bruce and his operating team and making that goal a reality."

John Belknap, recently named CEO of Five Star, added, "A particularly exciting aspect of this acquisition is that it follows so quickly last week's announcement of Five Star's strengthened leadership and its `aggressive business plan for expansion'. Ron Kampner is an outstanding addition to the Five Star team, which is led by Bruce Sherman, our operating CEO."

The Company, as a result of this transaction, expects its revenues for the twelve months following the close to exceed $130 million and anticipates that the acquisition will be accretive to Five Star's earnings in 2007.


About Five Star Products, Inc.

Five Star Products, Inc. (OTC Bulletin Board: FSPX.OB), with annual revenues exceeding $100 million, is engaged in the wholesale distribution of home decorating, hardware, paint and finishing products in twelve states with emphasis in the greater New York market. The company distributes products to approximately 3,500 independent retail dealers, which include lumber yards, do-it yourself centers, independent hardware stores, and paint stores. The company distributes a range of private label products sold under the "Five Star" name. Five Star operates two warehouse facilities, the primary one located in East Hanover, NJ and another in Newington, CT.


About National Patent Development Corporation

National Patent Development Corporation (OTC Bulletin Board: NPDV.OB) owns approximately 66% of Five Star Products. In addition, it owns approximately 14% of Valera Pharmaceuticals, Inc. (NASDAQ: VLRX). In December, 2006, Valera entered into a merger agreement with Indevus Pharmaceuticals, Inc. (NASDAQ:
IDEV) which is expected to be completed on or around April 30, 2007. National Patent also owns and operates an optical plastics business through its wholly owned subsidiary, MXL Industries, Inc., and owns certain real estate.

Safe Harbor Statement

The forward-looking statements contained herein reflect the current views of the respective managements of Five Star Products, Inc. and National Patent Development Corporation with respect to future events and financial performance. These forward-looking statements are subject to certain risks, uncertainties, assumptions and changes in condition that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of either Five Star Products or National Patent, including, but not limited to the risks, uncertainties, assumptions and changes in condition detailed in Five Star Products' and National Patents' respective periodic reports and registration statements filed with the Securities and Exchange Commission. There can be no assurance that acquisition of Right-Way will be consummated or, if consummated, that it will be on the terms and conditions disclosed.


Contact:
For further information, contact John Belknap at 914.249.9729